Exhibit 10.1

EXECUTION COPY

REPURCHASE AGREEMENT

THIS REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2013, by and between Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”), and Bradley I. Meier, an individual with an address at 229 Ocean Blvd., Golden Beach, Florida 33160 (“Seller”).

WHEREAS, Seller owns in the aggregate 11,338,971 shares of common stock of the Company, par value $0.01 per share (collectively, the “Shares”);

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase and redeem from Seller, an aggregate of 4,000,000 of the Shares (the “Repurchase Shares”), on the terms and conditions set forth in this Agreement (the “Repurchase”);

WHEREAS, Seller desires to grant to the Company, and the Company desires to accept, a right of first refusal on any other sales of Shares by Seller, on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller and the Company intend the Repurchase to be an isolated transaction between them.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Initial Purchase and Sale. Contemporaneously with the execution and delivery of this Agreement, Seller hereby sells, assigns and transfers to the Company, and the Company hereby purchases, accepts and acquires from Seller, 2,000,000 of the Repurchase Shares in consideration of the payment by the Company to Seller contemporaneously herewith of U.S. $8,040,000.00 by wire transfer of immediately available funds to Seller’s designated account. Seller shall deliver to the Company contemporaneously herewith stock certificates representing such Repurchase Shares, accompanied by stock powers and, subject to Section 9(h), bearing or accompanied by all requisite stock transfer stamps.

2. Subsequent Purchase and Sale. On or before June 1, 2013, the Company shall purchase, accept and acquire from Seller, and Seller shall sell, assign and transfer to the Company the remaining 2,000,000 Repurchase Shares at an aggregate purchase price of U.S. $8,040,000.00 (the “Subsequent Purchase”). The Company shall provide Seller written notice of a proposed closing date for the Subsequent Purchase on or before May 28, 2013, which closing date shall be at least three (3) business days after the date on which the Company provides such notice. At the closing of the Subsequent Purchase, (a) Seller shall deliver to the Company stock certificates representing the Repurchase Shares being transferred in the Subsequent Purchase, accompanied by stock powers and, subject to Section 9(h), bearing or accompanied by all requisite stock transfer stamps and (b) the Company shall deliver to Seller U.S. $8,040,000.00 by wire transfer of immediately available funds to Seller’s designated account.

3. Right of First Refusal.

(a) Right and Notice. Commencing on the date hereof and continuing until December 31, 2014 (the “Offer Period”), Seller hereby agrees that before he may sell or otherwise transfer for value any other Shares to a third party, the Company shall have a right of first refusal to purchase such Shares (the “Offered Shares”) on terms and conditions at least as favorable to the Company as those set forth in this Section 3 (the “Right of First Refusal”). Seller shall deliver to the Company a written notice (the “Offer Notice”) stating: (i) Seller’s bona fide intention to sell or otherwise transfer for value the Offered Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Offered Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which Seller proposes to transfer the Offered Shares or, if Seller proposes to transfer or sell the Offered Shares pursuant to an open market transaction on the NYSE MKT LLC or other national securities exchange, the closing price of such Offered Shares as of the last trading day before the date of the Offer Notice (in either case, the “Offered Price”). Seller shall offer such Offered Shares to the Company at a price equal to (x) the Offered Price, multiplied by (y) eighty-eight percent (88%) (the “Purchase Price”); provided, however, that if the Offered Price per Offered Share is $4.02 or less, then the Purchase Price shall equal one hundred percent (100%) of the Offered Price. Notwithstanding anything to the contrary contained herein, the Right of First Refusal (A) shall terminate and be of no further force or effect from and after the expiration of the Offer Period, (B) shall not apply to any direct or indirect transfer of Shares by Seller as a bona fide gift or distribution of Shares to any trust, family limited partnership or other estate planning vehicle for the direct or indirect benefit of Seller or any member of Seller’s family and (C) shall not apply at any time when Seller shall cease to own at least five percent (5%) of the issued and outstanding shares of the Company’s common stock.

(b) Exercise of Right and Purchase Price. At any time within ten (10) business days after receipt of the Offer Notice, the Company may, by giving written notice to Seller (the “Election Notice”), elect to purchase all (but not less than all) of the Offered Shares at the Purchase Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined in good faith by the Company and Seller.

(c) Payment and Closing. Seller and the Company shall execute such agreements as may be appropriate so that the sale of the Offered Shares to the Company occurs on substantially the same terms and conditions as those provided for in the Offer Notice. At the closing of the sale for the Offered Shares, which closing shall occur not more than ten (10) business days after the date of the Company’s Election Notice, (i) Seller shall deliver to the Company those duly executed instruments or documents as may be reasonably requested by the Company to permit the Company to acquire such Offered Shares free and clear of any and all liens, security interests or other encumbrances, and (ii) the Company shall deliver to Seller by wire transfer of immediately available funds to Seller’s designated account the aggregate Purchase Price for the Offered Shares.

(d) Seller’s Right to Transfer. If the Company fails to deliver to Seller an Election Notice within the ten (10) business day exercise period described in subsection (b) herein, then Seller may sell or otherwise transfer the Offered Shares to the Proposed Transferee at the Offered Price or at a higher price (except to the extent such Offered Shares are sold to the Proposed Transferee at the then current trading price for the shares of the Company’s common stock); provided, that such sale or other transfer is consummated within fifteen (15) business days after expiration of Company’s ten (10) business day exercise period. If such Offered Shares are not transferred to the Proposed Transferee within such period, they shall again be subject to this Section 3, and Seller shall again offer the Company a Right of First Refusal, subject to the provisions set forth in Section 3(a), before any of such Shares may be sold or otherwise transferred.

4. Available Remedies. If for any reason (a) the Company fails to consummate the closing of the Subsequent Purchase on or before June 1, 2013, (b) the Company fails to consummate the closing of any Right of First Refusal exercised by the Company within the applicable ten (10) business day period set forth in Section 3(c), or (c) the Company otherwise breaches in any material respect any of the terms or conditions of this Agreement, then, in addition to any other rights or remedies available to Seller at law or in equity:

(i) with respect to the occurrence of any condition specified in subsections (a), (b) or (c), Seller shall have the right to terminate this Agreement by providing written notice of such termination to the Company in accordance with Section 8(g);

(ii) with respect to the occurrence of the condition described in subsection (a), the Company shall pay to Seller an amount in cash equal to U.S. $964,800.00, which amount (x) shall be payable promptly upon demand by Seller, (y) shall be payable notwithstanding any termination of this Agreement by Seller in accordance with the foregoing clause (i) and (z) shall be payable even if the Subsequent Purchase occurs after June 1, 2013; and

(iii) with respect to the occurrence of the condition described in subsection (b), the price payable by the Company for the Offered Shares in connection with any exercise of the Right of First Refusal shall increase to one hundred percent (100%) of the Offered Price.

Notwithstanding the foregoing, (A) the remedies set forth in clauses (i), (ii) and (iii) above shall not be available to the extent the failure of the Company to consummate timely the closing of the Subsequent Purchase or any Right of First Refusal, as applicable, is due to any act or omission of Seller or if Seller is in material breach of any of the provisions of this Agreement and (B) the remedies set forth in clauses (ii) and (iii) above shall not be available to the extent the failure of the Company to consummate timely the closing of the Subsequent Purchase or any Right of First Refusal, as applicable, is due to any order, injunction or other action of any governmental authority restraining or otherwise prohibiting the applicable closing; provided, that any such order, injunction or other action shall not otherwise limit Seller’s ability to terminate this Agreement pursuant to clause (i) above.

5. Representations and Warranties of Seller. Seller hereby represents and warrants to the Company as follows:

(a) Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, and general equitable principles.

(b) Seller is the holder of record or beneficially owns all of the Shares.

(c) Upon (i) delivery to the Company of certificates representing the Repurchase Shares, duly endorsed by Seller for transfer to the Company, or (ii) confirmation reasonably acceptable to the Company of the transfer to the Company of any Repurchase Shares held by Seller in book-entry position, and upon Seller’s receipt of payment therefor, Seller will have transferred to the Company good and marketable title to the Repurchase Shares, free and clear of all liens, encumbrances, claims of third parties, security interests, mortgages, pledges, agreements, options, warrants, rights of first refusal and rights of others of any kind or nature whatsoever, whether or not filed, recorded or perfected.

(d) Seller is not a party to or subject to any suit or any administrative, arbitration or other proceeding with respect to the Shares or any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or other person enjoining or otherwise restraining or restricting Seller with respect to the Shares, and, to the best of Seller’s knowledge, no such suit or proceeding is threatened against Seller.

(e) Other than any required filings under U.S. securities laws, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or regulatory authority or any other person in order to consummate any transfer of the Shares to the Company. The execution, delivery and performance of this Agreement by Seller will not violate, result in the breach of or constitute a default under any contract, instrument or other agreement to which Seller is bound. To the best of Seller’s knowledge, Seller has in all material respects owned and held the Shares in accordance with all applicable laws and requirements of governmental authorities.

(f) As the former Chairman, President and Chief Executive Officer of the Company, Seller was familiar with the condition (financial and otherwise), properties, assets, liabilities, business operation and prospects of the Company as of February 22, 2013. Seller has such knowledge and experience in business and financial matters that Seller is capable of evaluating the merits and risks of the Repurchase and Right of First Refusal.

(g) Seller and his advisors have had an opportunity to ask questions of, and to receive information from, the Company and persons acting on its behalf concerning the terms of this Agreement and the terms and conditions of the Repurchase and Right of First Refusal as set forth herein. Seller participated in the drafting and negotiation of, has carefully read and is familiar with this Agreement. Seller acknowledges that he has had an opportunity to consult with counsel and other advisors about this Agreement and the Repurchase and Right of First Refusal. Seller has received no representations or warranties from the Company, its affiliates, employees, agents or attorneys in making his decision to enter into this Agreement, other than as set forth herein.

6. Representations and Warranties of the Company. The Company represents and warrants to Seller as follows:

(a) The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, and general equitable principles.

(b) The Company is the issuer of the Shares.

(c) Other than any required filings under U.S. securities laws, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or regulatory authority or any other person in order to consummate the transfer of the Repurchase Shares. The execution, delivery and performance of this Agreement by the Company will not violate, result in the breach of or constitute a default under any contract, instrument or other agreement to which the Company is bound, or result in the violation of any provision of its charter, bylaws or similar organizational documents.

(d) The Company is not a party to or subject to any suit or any administrative, arbitration or other proceeding or any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or other person enjoining or otherwise restraining or restricting the Company with respect to the transactions contemplated hereby, and, to the best of the Company’s knowledge, no such suit or proceeding is threatened against the Company.

7. Survival. All representations and warranties of Seller and the Company contained in this Agreement shall survive indefinitely.

8. Dividends and Distributions. Seller shall be entitled to receive all dividends and distributions paid by the Company in respect of the Shares to the extent the record date for such dividends and distributions is on or prior to the consummation of the related purchase and sale of such Shares hereunder.

9. Miscellaneous Provisions.

(a) Further Assurances. Each of the parties hereto shall take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and existing agreements or otherwise reasonably required to be taken or done by it to consummate the transactions contemplated hereby in accordance with the terms hereof and to more fully and effectively vest in the Company title to the Repurchase Shares, and upon any exercise of the Right of First Refusal, the Offered Shares. To the extent Seller delivers to the Company one or more certificates representing more than the number of Shares required to sold to the Company hereunder, the Company shall promptly issue replacement certificates to Seller representing the remaining number of Shares not otherwise sold to the Company, and the Company shall update its stock ledger and other stock transfer records to reflect the issuance of such replacement certificates.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties to this Agreement and the successors and assigns of the parties hereto; provided, however, that, no rights, obligations or liabilities hereunder will be assignable by any party without the prior written consent of the other parties.

(c) No Third Party Beneficiaries. This Agreement is not intended to confer any rights or remedies hereunder upon, and will not be enforceable by, any other person or entity, other than the parties to this Agreement.

(d) Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

(e) Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire contract between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether written or oral, of the parties. There are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. Any agreement on the part of the parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic delivery, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

(g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery, if delivered in person, (ii) upon receipt of written confirmation of transmission, if transmitted by facsimile or other electronic communication (with written confirmation and a copy of the notice or other communication mailed by express courier or certified or registered mail, return receipt requested) or (iii) one (1) business day after it is sent, if delivered by an express courier (with written confirmation), to the parties at the following addresses:

If to the Company:

Universal Insurance Holdings, Inc.
1110 West Commercial Boulevard
Fort Lauderdale, Florida 33309
Attention:	Stephen J. Donaghy
Facsimile:	(954) 958-1201
E-mail:	sdonaghy@universalproperty.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1601 K Street, NW
Washington, DC 20006
Attention:	Alan J. Berkeley
Facsimile:	(202) 778-9100
E-mail:	alan.berkeley@klgates.com

If to Seller:

Bradley I. Meier
229 Ocean Blvd.
Golden Beach, Florida 33160
Facsimile:	(954) 958-1202

with a copy (which shall not constitute notice) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention:	Michael A. Nemeroff
Facsimile:	(312) 609-5005
E-mail:	mnemeroff@vedderprice.com

(h) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Seller and the Company shall pay their respective brokerage fees, commissions, and finder’s fees, if any, and shall indemnify and hold the other party harmless from and against any and all other claims or liabilities for brokerage fees, commissions, and finder’s fees incurred by reason of any action taken by such party. Notwithstanding the foregoing, all transfer and documentary taxes relating to the purchase and sale of the Shares hereunder shall be borne by the Company.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P. Downes
Name:	Sean P. Downes
Title:	President and Chief Executive Officer

By:	/s/ Bradley I. Meier
Bradley I. Meier

Signature Page to Repurchase Agreement